Exhibit 107

CALCULATION OF FILING FEE TABLE

Form S-4

(Form Type)

Chesapeake Energy Corporation

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price (2)	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
	Newly Registered Securities
Fees to Be Paid	Equity	Common Stock, par value $0.01 per share (1)	457(c) and 457(f)(1)	96,394,817	N/A	$7,627,087,024.76	0.00014760	$1,125,758.04
Fees Previously Paid	—	—	—	—	—	—		—
Carry Forward Securities
Carry Forward Securities	—	—	—	—		—			—	—	—	—
	Total Offering Amounts					$7,627,087,024.76		$1,125,758.04
	Total Fees Previously Paid							-
	Total Fee Offsets							-
	Net Fee Due							$1,125,758.04

(1)

Represents the estimated maximum number of shares of common stock, par value $0.01 per share (“Chesapeake Common Stock”), of Chesapeake Energy Corporation (“Chesapeake”) being registered upon completion of the merger of a wholly-owned subsidiary of Chesapeake with and into Southwestern Energy Company (“Southwestern”) described in the joint proxy statement/prospectus contained herein based upon (A)(i) 1,102,952,012 shares of common stock, par value $0.01 per share (“Southwestern Common Stock”), of Southwestern, issued and outstanding; (ii) 188,382 shares of Southwestern Common Stock attributable to outstanding restricted stock awards of Southwestern; (iii) 869,851 shares of Southwestern Common Stock subject to Southwestern director RSU awards; (iv) 555,801 shares of Southwestern Common Stock subject to Southwestern single-trigger RSU awards; (v) 3,739,440 shares of Southwestern Common Stock subject to Southwestern double-trigger RSU awards; (vi) 1,633,500 earned company performance shares (assuming the maximum level of achievement in accordance with the terms of the applicable award agreements) with respect to Southwestern Single-Trigger performance unit awards; (vii) 1,881,280 earned company performance shares (assuming the maximum level of achievement in accordance with the terms of the applicable award agreements) with respect to Southwestern double-trigger performance unit awards, and (B) the exchange ratio of 0.0867 shares of Chesapeake Common Stock per share of Southwestern Common Stock.

(2)	Calculated pursuant to Rule 457(f)(1) and Rule 457(c) under the Securities Act of 1933, as amended (the “Securities Act”), solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act, based on the average of the high and low prices of Southwestern Common Stock as reported on the New York Stock Exchange on February 23, 2024 ($6.86 per share), multiplied by the estimated maximum number of shares of Southwestern Common Stock (1,111,820,266) that may be exchanged or converted for the securities being registered.